Exhibit 99.1

XOMA Raises up to $140 Million in Non-Dilutive, Non-Recourse Financing

from Funds Managed by Blue Owl Capital Backed by VABYSMO® Royalties

Low-cost financing capitalizes on XOMA’s $14 million acquisition of VABYSMO® (faricimab) royalties in 2021

Proceeds expected to be used for stock repurchases and additional royalty and milestone acquisitions

Financing from Blue Owl extends XOMA’s capabilities as a leading provider of capital to emerging biotech companies

EMERYVILLE, Calif., December 19, 2023 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA), the biotech royalty aggregator, today announced it entered into a non-dilutive, non-recourse, royalty-backed loan for up to $140 million of capital with certain funds managed by the credit platform of Blue Owl Capital Inc. (NYSE: OWL).

“The Blue Owl financing provides us with significant non-dilutive capital to drive shareholder value through stock repurchases and additional royalty and milestone acquisitions,” stated Brad Sitko, Chief Investment Officer of XOMA. “This capital infusion comes at an opportune time given the existing state of the biotech funding market, providing us with an opportunity to accelerate the growth of our royalty and milestones portfolio, which currently consists of two marketed products, two programs in or near registration, five assets in Phase 3 development, and over 60 assets in earlier stages of development.”

“Blue Owl’s Life Science efforts are focused on credit, royalty, and equity investments in innovative healthcare and life sciences companies and products. We recognize the value embedded in XOMA’s differentiated royalty and milestone aggregation business strategy. Our long-established relationship with XOMA’s management team gives us confidence that they can continue building a balanced portfolio of current and future royalty-generating assets. This financing establishes a long-term partnership with XOMA, as we help broaden their access to capital for royalty and milestone monetization opportunities,” said Sandip Agarwala, Managing Director at Blue Owl Capital.

Terms of the Agreement

XOMA has drawn down $130 million in principal from Blue Owl and has the option to draw another $10 million should the royalties received from VABYSMO® (faricimab) sales on or prior to March 15, 2026, exceed a predetermined amount. XOMA is obligated to make semi-annual interest payments at a fixed rate of 9.875% per year until the royalty-backed loan is repaid, at which time VABYSMO® royalty payments will revert back to XOMA. The loan is repayable over a 15-year period, although XOMA may repay it in full at any time during that period, subject to the terms of the loan. Additionally, XOMA has issued to Blue

Owl warrants to purchase an aggregate of up to 120,000 shares of XOMA’s common stock in three equal tranches with strike prices of $35.00, $42.50, and $50.00 per share, respectively, resulting in implied premiums of 122%, 170%, and 217% to the price of XOMA’s common stock at closing, respectively.

Advisors

Gibson, Dunn & Crutcher LLP served as XOMA’s legal advisor while Blue Owl was advised by Cooley LLP.

About XOMA Corporation

XOMA is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio with more than 70 assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com.

About Blue Owl Capital Inc.

Blue Owl (NYSE: OWL) is a leading asset manager that is redefining alternatives. With $157 billion in assets under management1, we invest across three multi-strategy platforms: Credit, GP Strategic Capital, and Real Estate. Anchored by a strong permanent capital base, we provide businesses with private capital solutions to drive long-term growth and offer institutional and individual investors differentiated alternative investment opportunities that aim to deliver strong performance, risk-adjusted returns, and capital preservation. Together with over 650 experienced professionals in more than 10 offices globally, Blue Owl brings the vision and discipline to create the exceptional. To learn more, visit www.blueowl.com.

[1]	As of September 30, 2023

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding XOMA driving shareholder value through stock repurchases and royalty acquisitions; the timing and amount of potential commercial payments to XOMA and other developments related to VABYSMO® (faricimab); the anticipated timings of regulatory filings and approvals related to assets in XOMA’s portfolio; and the ability of XOMA to continue building a balanced portfolio of current and future royalty generating assets. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will”, “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them; and the impact to the global economy as a result of the COVID-19 pandemic. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-Q and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to XOMA’s “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, all assets in XOMA’s milestone and royalty portfolio, except VABYSMO® (faricimab) and IXINITY® [coagulation factor IX (recombinant)], are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

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Investor contact:	Media contact:

Juliane Snowden	Kathy Vincent

XOMA	KV Consulting & Management

+1-646-438-9754	+1-310-403-8951

juliane.snowden@xoma.com	kathy@kathyvincent.com